Exhibit 99.1

Investor: Jennifer Beugelmans jbeugelmans@evcgroup.com or Doug Sherk dsherk@evcgroup.com (646) 201-5447	Media: Steve DiMattia sdimattia@evcgroup.com (646) 201-5445	Company: Jim Klingler, CFO IR@nasmedical.com (818) 734-8600

NORTH AMERICAN SCIENTIFIC ANNOUNCES
EXTENSION OF LOAN AGREEMENTS TO FEBRUARY 1, 2008

Chatsworth, CA - December 21, 2007— North American Scientific, Inc. (Nasdaq: NASI)
today announced that on December 18, 2007, North American Scientific, Inc., a Delaware corporation, and its wholly-owned subsidiary, North American Scientific, Inc., a California corporation (collectively, the “Company”), entered into an Eighth Amendment and Forbearance to the Loan and Security Agreement with Silicon Valley Bank (the “Bank”). The amendment includes: (i) an extension of the maturity date of the loan agreement to the earlier of February 1, 2008 or the date the Company completes its private placement, which is described in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 13, 2007, (ii) a forbearance by the Bank from exercising its rights and remedies against the Company, until such time as the Bank determines in its discretion to cease such forbearance, due to the defaults under the Loan Agreement resulting from the Company failing to comply with the tangible net worth covenant in the Loan Agreement as of July 31, 2007, August 31, 2007, September 30, 2007 and October 31, 2007 and (iii) a consent from the Bank to allow the Company to repay its outstanding loan from Mr. John A. Friede in the amount of $250,000.

In connection with the amendment to the loan agreement with the Bank, the Company granted a warrant to the Bank to purchase that number of shares of the Company’s Common Stock as shall be equal to $50,000 divided by the warrant price, which is equal to the lower of (i) the closing price of the Company’s common stock on the date the Company’s Board of Directors approves the issuance of this warrant or (ii) the closing price of the Company’s common stock on date the warrant is issued, subject to adjustment as provided in such warrant. The warrant will expire in five years unless previously exercised.

On December 20, 2007, the Company executed a Third Amendment to the Loan Agreement with Agility Capital, LLC (“Agility”). The amendment includes (i) an extension of the maturity date of the loan agreement to February 1, 2008, (ii) a loan modification and extension fee of $20,000, paid by the Company upon the execution of the amendment, and (iii) a consent from Agility to allow the Company to repay its outstanding loan from Mr. John A. Friede in the amount of $250,000.

In connection with the amendment to the loan agreement with Agility, the Company granted a warrant to Agility to purchase that number of shares of the Company’s Common Stock as shall be equal to $200,000 divided by the warrant price, which is equal to the lowest of (i) the closing price of Company’s Common Stock the day before the issue date of the warrant, as published in The Wall Street Journal on the issue date, or (ii) the average closing price of the Company’s Common Stock for the 30 days before the issue date, or (iii) the price at which Company next issues its Common Stock, subject to adjustment as provided in the warrant. The warrant will expire in seven years unless previously exercised.

About North American Scientific

North American Scientific is a leader in radiation therapy in the fight against cancer. Its innovative products provide physicians with tools for the treatment of various types of cancers. They include Prospera® brachytherapy seeds and SurTRAK™ needles and strands used primarily in the treatment of prostate cancer. In addition, the Company has been gaining clinical experience with its first generation ClearPath™ multi-channel catheter breast brachytherapy devices in 2007, and intends to launch the second generation devices in 2008. They are the only such devices approved for both high dose and continuous release, or low dose, radiation treatments. The devices are designed to provide flexible, precise dose conformance and an innovative delivery system that is intended to offer the more advanced form of brachytherapy for the treatment of breast cancer.   Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.